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                                                                       Exhibit 6


April 18, 2001


Metropolitan Life Insurance Company
One Madison Avenue
New York, NY 10010


Dear Sirs:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 11 to Registration Statement No. 33-57320 on Form S-6 ("Registration Statement") which covers premiums received under Flexible Premium Variable Life Insurance Policies ("Policies") offered by Metropolitan Life Insurance Company ("MLIC") in each State where they have been approved by appropriate State insurance authorities. As a Vice-President and Actuary of MLIC, I have reviewed the Policy forms and I am familiar with the Registration Statement and Exhibits thereto.

In my opinion, the illustrations of Policy death benefits, cash values, cash surrender values and accumulated premiums in Exhibit 1A. (5)(i) included in the Registration Statement, based on the assumptions stated therein, are consistent with the provisions of the Policy forms. Also, in my opinion, the amounts assumed in the illustrations for current Policy charges (including the decrease in mortality and expense risk charge after 9 years) remain reasonable, based on MLIC's current expectations.

The Policies have not been designed so as to make the relationship between premiums and benefits, as shown in these illustrations appear to be disproportionately more favorable to a prospective purchaser of the Policy for standard risk males age 45, than to prospective purchasers of Policies for a male at other ages or in other underwriting classes or for a female. Nor have the particular illustrations shown been selected for the purpose of making that relationship appear more favorable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Legal, Accounting and Actuarial Matters" in the prospectus contained in the registration statement.


Very truly yours,


/s/ Michael F. Rogalski
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Michael F. Rogalski, FSA, MAAA
Vice-President and Actuary